EXHIBIT 4.4

                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$418,024                                                     December     , 1998


          FOR VALUE RECEIVED, Executive TeleCard, Ltd., a Delaware corporation ("Maker"), promises to pay to the order of Jeffey Gee ("Payee"), in his capacity as representative of and for the benefit of certain preferred stockholders of IDX International, Inc., a Virginia corporation (the "Company") under an agreement to which a form of this Note is attached (the "Dividend Agreement"), on May 31, 1999 (the "Maturity Date"), the principal amount of Four Hundred Eighteen Thousand Twenty-Four Dollars ($418,024), together with interest on the unpaid principal balance, said interest to be due and payable on the Maturity Date, at a rate per annum equal to LIBOR plus 250 basis points, in the manner provided below. "LIBOR" shall mean the offered rates on three-month Eurodollar deposits, which appear on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service or such other page as may replace the LIBO page on that service for the purpose of displaying London Interbank Eurodollar offered rates of major banks of the highest credit rating as determined by Maker in its commercially reasonable discretion. All payments hereunder shall be made in lawful money of the United States of America (except to the extent paid in Common Stock of Maker, as provided below).

          This Note is issued pursuant to and in accordance with the terms and conditions of (i) the Dividend Agreement and (ii) the Agreement and Plan of Merger, dated June 10, 1998, among Maker, EXTEL Merger Sub No. 1, Inc., the
Company and the Stockholders (as defined therein), which was subsequently amended on August 27, 1998 pursuant to a certain Consent and Extension and amended again on October _, 1998 by Amendment No. 2 to Agreement and Plan of Merger (the "Merger Agreement"), and is subject to the terms and conditions of the Dividend Agreement and the Merger Agreement, which are, by this reference, incorporated herein and made a part hereof, including particularly the provisions regarding the authority of Payee as the Representative and the allocation of the amounts payable (or stock issuable) hereunder among the Stockholders. Capitalized terms used in this Note which are not otherwise defined herein shall have the respective meanings set forth in the Dividend Agreement.

          The outstanding principal amount of this Note, together with interest accrued thereon as provided herein (the "Maturity Amount") shall be due and payable in full on the Maturity Date, or such earlier date on which this Note may become due following an Event of Default (as defined below).



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          All payments of  principal  and interest on this Note shall be made by check or wire transfer of immediately available funds to an account specified by Payee in written instructions to Maker at least three (3) business days prior to the Maturity Date. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than Saturday, Sunday or a legal holiday in the Commonwealth of Virginia.

          Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note.

          The occurrence of any one of more the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

          (a) If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for ten Business Days after Payee notifies Maker in writing of such Event of Default.

          (b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing is inability to pay its debts as they become due.

          (c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

          Upon the occurrence of any such Event of Default, Maker, in its sole and absolute option, may convert (the "Conversion") all or any part of the then outstanding principal and accrued but unpaid interest under this Note into shares of its Common Stock, par value $.001 ("Maker Common Stock"), as provided below, which Conversion shall constitute payment in full of the amount being so converted (the "Converted Amount"). Maker may effect such Conversion by written notice to Payee (pursuant to the applicable notice provisions of the Merger Agreement), at any time or from time to time until the outstanding principal and accrued but unpaid interest under this Note has been paid in full, of the Maker's election to effect the Conversion and the portion of the outstanding principal and accrued but unpaid interest being converted. Upon receipt of such notice by Payee, such Conversion shall be deemed effective, and the Converted Amount shall be deemed




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converted  into the right to receive the number of shares of Maker  Common Stock equal to the Converted Amount divided by the Closing Price (as defined in Exhibit A to the Merger Agreement) on the date of the occurrence of the Event of Default.

          Should an Event of Default exist and be continuing for ten Business Days (unless Maker has paid the then outstanding principal and accrued but unpaid interest under this Note or given notice of Conversion as provided herein of the entire amount then due and payable), (x) simple interest shall accrue on the outstanding principal balance of this Note from the date of such Event of Default at the rate of LIBOR plus 400 points ("Default Interest") until the outstanding principal and accrued but unpaid interest under this Note has been paid (or Maker has given notice of Conversion as provided herein of the entire amount then due and payable), and (y) (in the case of the first Event of Default to exist and be continuing for such period) Maker shall issue Payee, as Representative of the Stockholders, a warrant, substantially in the form attached hereto as Appendix A ("Default Warrant"), to purchase such number of shares of Common Stock as is equal to ten percent (10%) of the then outstanding principal and accrued but unpaid interest under this Note divided by the exercise price of the Default Warrants, which shall equal Closing Price (as defined in Exhibit A to the Merger Agreement) on the date of the occurrence of such Event of Default.

          Presentment, demand, protest and all other notices of any kind from or to be given by Payee are hereby expressly waived.

          Amounts payable by Maker (including Maker Common Stock and Default Warrants that may be issued) hereunder shall be received by Payee for the benefit of the Stockholders solely in Payee's capacity as Representative of the Stockholders, and shall be allocated among the Stockholders in accordance with the relative Stockholder Percentages of the Stockholders as provided in the Merger Agreement, to be distributed to the Stockholders by the Representative in such proportions following each payment or Conversion hereunder. Maker shall use all reasonable efforts to assist Payee in making such allocations and distributions. Nothing herein shall give rise to any liability on the part of Payee or Maker for any mistakes that may occur in making such allocations and distributions so long as Payee or Maker, respectively, has acted in good faith and without willful misconduct or fraud.

          Notwithstanding anything else to the contrary herein, Maker shall not effect any Conversion or issue any Default Warrants to the extent, but only to the extent (and notice of Conversion shall be deemed revised to the extent necessary to permit Maker to comply with this sentence), that Shareholder Approval (as defined in Exhibit A to the Merger Agreement) would be required for such Conversion or such issuance (taken together with any issuance of Maker stock under the Merger Agreement and documents referred to therein or required hereby which would be considered under applicable rules and regulations together with such Conversion or




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such issuance in determining whether Shareholder  Approval is required),  unless and until such Shareholder Approval has been obtained.

          This Note shall be governed by, and construed in accordance with, the laws of the State of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          Whenever used herein, the words "Maker" and "Payee" shall be deemed to include their respective successors and assigns.

                  IN WITNESS WHEREOF, the undersigned has duly executed this Note, or has caused this Note to be duly executed on its behalf, as of the day and year first hereinabove set forth.

[SEAL]                                         EXECUTIVE TELECARD, LTD.

                                               By:______________________________
                                               Name:____________________________
                                               Title:___________________________